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MIDSOUTH BANCORP, INC. DECLARES REGULAR QUARTERLY DIVIDEND FOR COMMON AND CONVERTIBLE PREFERRED

LAFAYETTE, LA., January 31, 2013/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE MKT: MSL) announced today that its Board of Directors declared on January 30, 2013 a quarterly cash dividend in the amount of seven cents ($.07) per share to be paid on its common stock on April 1, 2013 to shareholders of record on March 15, 2013.

Additionally, the Board of Directors declared a quarterly cash dividend of 1.00% per preferred share on its newly issued 4.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C. The dividend is payable on April 15, 2013 to shareholders of record on April 1, 2013.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a financial holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of December 31, 2012. Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas.  MidSouth Bank currently has 59 banking centers in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 50,000 surcharge-free ATMs.  Additional corporate information is available at www.midsouthbank.com.